EXHIBIT 99.1

          PRESS RELEASE OF PINNACLE SYSTEMS, INC. DATED MARCH 11, 1999

For Immediate Release

        Pinnacle Systems, Inc. Completes Acquisition of Truevision, Inc.

MOUNTAIN VIEW, Calif., 3/12/99--Pinnacle Systems, Inc. (NASDAQ: PCLE - news), today announced that the acquisition of Truevision, Inc. (NASDAQ: TRUV - news) has been consummated.

Under the terms of the merger, first announced on December 16, 1998, Truevision stockholders will receive 0.0313 of a share of Pinnacle Systems common stock for each share of Truevision common stock. Based on the shares of Truevision common stock outstanding, Pinnacle Systems expects to issue a total of approximately 413,000 shares of Pinnacle common stock in connection with the acquisition of Truevision.

"We are very excited about merging these two companies," said Mark Sanders, president and chief executive officer of Pinnacle Systems. "We believe this transaction will strengthen Pinnacle's position as the leading supplier of digital video capture and editing products. Truevision's product lines complement Pinnacle's well, and together we will serve a far wider array of customers and applications in the digital video editing market. Importantly, Truevision enjoys strategic relationships with a number of key industry partners, which is also complementary. In addition, we believe there are potential efficiencies to be gained, particularly in the areas of distribution and manufacturing."

"Most important, Truevision has invested heavily in its next generation architecture for video editing, particularly in new custom chip technology that is scaleable for high definition television (HDTV) applications. We believe that combining this technology with parallel chip developments underway at Pinnacle will afford Pinnacle competitive advantages in next-generation capture card and video editing platforms," Sanders continued.

About Pinnacle Systems: Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers the sophisticated tools needed to create dazzling video programs faster and more affordably than ever before. Pinnacle Systems may be reached at (650) 526-1600 or on the World Wide Web at www.pinnaclesys.com.

All trademarks and registered trademarks are the property of their respective owners and are used for identification or reference purposes only, with no intent to infringe on copyrights.

Certain of the statements in this press release, including the statements relating to Pinnacle's expectations about the synergies related to the merger are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, risks associated with Acquisition

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transactions and the related integration of operations. Investors are advised to read each Company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission for a fuller discussion of such risks and uncertainties.

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All trademarks and  registered  trademarks are the property of their  respective owners and are used for identification or reference purposes only, with no intent to infringe on copyrights.

        All original content is copyright (C)1998-1999, Pinnacle Systems.